EXHIBIT 99.1

 NEWS RELEASE
 FOR IMMEDIATE RELEASE

 INVESTOR CONTACT:                            MEDIA CONTACT:
 Lester S. Garfinkel                          Robert D. Siegfried
 Chief Financial Officer of                   Roanne Kulakoff
 Tower Realty Trust, Inc.                     Kekst and Company
 (212) 448-1864                               (212) 521-4800


    FRANK TANSEY TO SERVE AS CHAIRMAN AND ROBERT COX TO SERVE AS ACTING CHIEF
     EXECUTIVE OFFICER UNTIL COMPLETION OF TOWER REALTY'S TRANSACTION WITH
                             METROPOLITAN PARTNERS


 New York, New York, August 3, 1998-Tower Realty Trust (NYSE:TOW) today reported that its Board of Directors has appointed Frank Tansey, a director of Tower Realty Trust, as the Company's Chairman, and Robert Cox, a director of Tower Realty Trust and its Chief Operating Officer, as acting Chief Executive Officer and President, following the resignation of Larry Feldman from these positions to pursue other interests. Mr. Feldman has also resigned as a director of Tower Realty Trust.

 As previously reported, Tower Realty has agreed to be acquired for $24.00 per share in cash by Metropolitan Partners, a 50/50 joint venture between Reckson Associates Realty Corporation and Crescent Real Estate Equities Company. Tower shareholders will have certain limited rights to elect to receive Reckson and Crescent stock in lieu of cash. The agreement is subject to certain customary conditions, including approval by Tower Realty shareholders.

 Tower Realty stated that Messrs. Tansey and Cox will serve in their respective capacities at Tower Realty until completion of Tower Realty's transaction with Metropolitan Partners which is expected to be during the second half of 1998.

 Tower Realty Trust is a self-managed real estate investment trust engaged in the development, acquisition, ownership, renovation, management and leasing of office properties.

 Tower Realty Trust owns interests in 25 office buildings with an aggregate of approximately 4.6 million square feet (as of June 19, 1998) in the Manhattan, Phoenix/Tucson and Orlando markets, with two-thirds of the Company's rental stream derived from its Manhattan office properties. In addition, the Company owns or has options to acquire approximately 50 acres of land upon which it can build 2.2 million square feet.

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